Exhibit 99.1

NEWS RELEASE

H. Patrick Dee Chief Operating Officer (505) 241-7102	Christopher C. Spencer Chief Financial Officer (505) 241-7154

FIRST STATE REPORTS FIRST QUARTER EARNINGS

Albuquerque, NM—July 26, 2007

OVERVIEW:

•	Earnings for the quarter of $7.230 million, up 21% from last year’s quarter.

•	Year to date earnings of $13.708 million, up 33% from 2006.

•	Diluted earnings per share for the quarter of $0.35, up 6% from last year’s quarter.

•	Year to date diluted earnings per share of $0.66, up 14% from 2006.

•	Net interest margin of 4.66% for the quarter and 4.68% year to date.

•	Loan growth remained strong, 13% annualized year-to-date.

•	621,900 shares of First State common stock were repurchased during the quarter.

•	A $0.09 dividend was declared, to be paid in the third quarter.

INCOME STATEMENT HIGHLIGHTS:

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited - $ in thousands, except share and per-share amounts	2007	2006	2007	2006
Interest income	$59,032	$44,671	$111,585	$86,083
Interest expense	24,857	15,821	46,270	29,983

Net interest income	34,175	28,850	65,315	56,100
Provision for loan losses	(2,068)	(1,380)	(4,112)	(4,109)

Net interest income after provision for loan losses	32,107	27,470	61,203	51,991
Non-interest income	7,142	4,874	13,032	9,214
Non-interest expense	28,237	22,933	53,178	45,022

Income before income taxes	11,012	9,411	21,057	16,183
Income tax expense	3,782	3,423	7,349	5,873

Net income	$7,230	$5,988	$13,708	$10,310

Basic earnings per share	$0.35	$0.34	$0.66	$0.59
Diluted earnings per share	$0.35	$0.33	$0.66	$0.58
Weighted average basic shares outstanding	20,408,485	17,612,630	20,623,534	17,533,677
Weighted average diluted shares outstanding	20,608,410	17,910,041	20,848,992	17,851,631

FSNM - Second Quarter Results

July 26, 2007

Page Two

FINANCIAL RATIOS:

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited)	2007	2006	2007	2006
Return on average assets	0.88%	0.94%	0.88%	0.82%
Return on average equity	9.50%	11.05%	8.95%	9.68%
Efficiency ratio	68.34%	68.00%	67.87%	68.93%
Operating expenses to average assets	3.43%	3.60%	3.41%	3.58%
Net interest margin	4.66%	5.00%	4.68%	4.93%
Average equity to average assets	9.25%	8.50%	9.83%	8.46%
Leverage ratio	8.70%	8.11%	8.70%	8.11%
Total risk based capital ratio	10.92%	10.39%	10.92%	10.39%

First State Bancorporation (“First State”) (NASDAQ:FSNM) today announced second quarter 2007 earnings of $7.2 million compared to $6.0 million for 2006, an increase of 21%. Earnings per diluted share for the quarter were $0.35 compared to $0.33 per diluted share for the same quarter in 2006, an increase of 6%. For the six months ended June 30, 2007, net income was $13.7 million, compared to $10.3 million for 2006, an increase of 33%. Earnings per diluted share for the six months ended June 30, 2007 were $0.66 compared to $0.58, an increase of 14%.

On March 1, 2007, First State completed the acquisition and merger of Front Range Capital Corporation and its subsidiary, Heritage Bank (“Front Range”) for $72 million in cash. The transaction was accounted for using the purchase method of accounting, and accordingly, the assets and liabilities of Front Range were recorded at their estimated fair value on the acquisition date. The results of operations for Front Range are included in the consolidated results of First State subsequent to the acquisition date.

“We are pleased to report improved earnings for the second quarter,” commented Michael R. Stanford, President and Chief Executive Officer. “Now that we have completed the acquisition and conversion of Front Range, we will seek continued growth through our four state branch structure that has been built over the last several years, while controlling our expense growth,” continued Stanford.

BALANCE SHEET HIGHLIGHTS:

(Unaudited – $ in thousands except per share amounts)	June 30, 2007	December 31, 2006	June 30, 2006	$ Change from December 31, 2006	$ Change from June 30, 2006
Total assets	$3,347,856	$2,801,572	$2,606,176	$546,284	$741,680
Total loans	2,469,839	2,041,607	1,918,687	428,232	551,152
Investment securities	468,490	492,752	421,818	(24,262)	46,672
Deposits	2,484,772	2,120,924	2,078,998	363,848	405,774
Non-interest bearing deposits	496,202	447,172	451,353	49,030	44,849
Interest bearing deposits	1,988,570	1,673,752	1,627,645	314,818	360,925
Borrowings	360,136	213,413	170,845	146,723	189,291
Shareholders’ equity	301,534	304,892	216,944	(3,358)	84,590
Book value per share	$14.90	$14.67	$12.34	$0.23	$2.56
Tangible book value per share	$7.81	$11.04	$7.97	$(3.23)	$(0.16)

In conjunction with the acquisition of Front Range, First State acquired approximately $297 million in total loans, approximately $360 million in deposits, and recognized goodwill and other intangibles of approximately $69 million. Excluding the loans and deposits acquired, total loans increased by $254 million or 13% and deposits increased by $46 million or 2% from June 30, 2006 to June 30, 2007. We are currently negotiating the sale of certain loans acquired in the Front Range transaction with a carrying value of $37.9 million. Any difference between the carrying value of the loans and the final sales price will be recorded as an addition to or reduction of goodwill.

FSNM - Second Quarter Results

July 26, 2007

Page Three

Net interest income was $34.2 million for the second quarter of 2007 compared to $28.9 million for the same quarter of 2006. For the six months ended June 30, 2007 and 2006, net interest income was $65.3 million and $56.1 million, respectively. First State’s net interest margin was 4.66% and 5.00% for the second quarters of 2007 and 2006, respectively, and 4.70% for the first quarter of 2007. The net interest margin was 4.68% and 4.93% for the six months ended June 30, 2007 and 2006, respectively. The decrease in the net interest margin is primarily due to the repricing of existing deposits, the higher cost of new deposits, and the need to utilize borrowings to fund the loan growth which has continued to outpace deposit growth. In addition, the mix of our deposits has shifted toward higher cost deposit products. The Front Range acquisition also contributed to net interest margin compression, as Front Range’s net interest margin was lower than First State’s net interest margin, on a stand-alone basis. The net interest margin may compress further in 2007 if we continue to experience strong loan growth without a corresponding increase in core deposits, or due to further repricing of deposits at higher rates.

In the second quarter of 2007, First State formed First State NM Statutory Trust VII for the purpose of issuing trust preferred securities. Trust VII issued $21.0 million of Trust VII Securities that bear interest at an annual rate equal to the three-month LIBOR plus 1.43% for the first five years and LIBOR plus 1.45% thereafter. The Company used $4.0 million of the proceeds from Trust VII to redeem Access Anytime Capital Trust I at 106.15 on July 25, 2007 and expects to use another $4.0 million of the proceeds to redeem Access Anytime Capital Trust II at par in September 2007. The interest rate for Access Anytime Capital Trust I debentures was fixed at 10.25%. The Access Anytime Capital Trust II debentures bear interest at an annual rate equal to the three-month LIBOR plus 3.65%.

First State expects to form First State NM Statutory Trust VIII in the third quarter of 2007. Trust VIII will issue $25.0 million of Trust VIII Securities that will bear interest at an annual rate equal to the three-month LIBOR plus 1.35%. The proceeds from Trust VIII are expected to be used to redeem First State NM Statutory Trust II. The Trust II debentures bear interest at an annual rate equal to the three-month LIBOR plus 3.45%.

In conjunction with the redemption of the Access Anytime Trust I, First State expects to recognize a gain on early redemption of approximately $170,000, representing the remaining accretion of the fair value adjustments recorded at the acquisition date, net of the premium on early redemption. First State expects to incur a loss on the redemption of the First State NM Statutory Trust II of approximately $600,000, representing the write-off of the associated unamortized offering costs.

On March 26, 2007, First State’s Board of Directors authorized the repurchase, through a revised share repurchase program, of approximately 1.0 million shares of First State’s common stock. As of June 30, 2007, the Company had repurchased 727,700 shares of its common stock for $16.2 million under the revised program.

ALLOWANCE FOR LOAN LOSSES:

(unaudited - $ in thousands)	Six Months Ended June 30, 2007	Year Ended December 31, 2006	Six Months Ended June 30, 2006
Balance beginning of period	$23,125	$17,413	$17,413
Provision for loan losses	4,112	6,993	4,109
Net charge offs	(978)	(3,409)	(1,972)
Allowance related to acquired loans	2,958	2,128	2,128

Balance end of period	$29,217	$23,125	$21,678

Allowance for loan losses to total loans held for investment	1.21%	1.15%	1.14%
Allowance for loan losses to non-performing loans	90%	166%	200%

FSNM - Second Quarter Results

July 26, 2007

Page Four

First State’s provision for loan losses was $2.1 million for the second quarter of 2007 compared to $1.4 million for the same quarter of 2006. The provision for loan losses for the six months ended June 30, 2007 was $4.1 million, consistent with the same period in 2006. First State’s allowance for loan losses was 1.21% and 1.14% of total loans held for investment at June 30, 2007 and June 30, 2006, respectively.

NON-PERFORMING ASSETS:

(unaudited - $ in thousands)	June 30, 2007	December 31, 2006	June 30, 2006
Accruing loans – 90 days past due	$247	$75	$16
Non-accrual loans	32,280	13,851	10,844

Total non-performing loans	$32,527	$13,926	$10,860
Other real estate owned	23,099	6,396	1,664

Total non-performing assets	$55,626	$20,322	$12,524

Potential problem loans	$56,039	$35,916	$31,064
Total non-performing assets to total assets	1.66%	0.73%	0.48%

Since our acquisition of Front Range in the first quarter, our management team has been working diligently on monitoring our problem assets in addition to focusing on the system conversion which was completed in July. In order to help avoid potential credit issues from the newly acquired loan portfolio, management took a very detailed approach, to better expose potential credit concerns. This detailed review, combined with our prior understanding of the Front Range loan portfolio, resulted in the decision to sell approximately 50 loans with potential credit concerns, with a combined face balance of approximately $47.4 million. These loans have been recorded at their estimated net realizable value of approximately $37.9 million and are classified as other loans available for sale. Of this $37.9 million, approximately $14.8 million is included in non-accrual loans and approximately $8.8 million is included in potential problem loans.

Other real estate owned increased approximately $21.4 million compared to the same period of 2006. Other real estate owned at June 30, 2007 includes $9.1 million in foreclosed or repossessed assets, $7.0 million in other real estate owned acquired as part of the Front Range acquisition, and approximately $7.0 million in facilities listed for sale.

The increase in foreclosed or repossessed assets includes a $5.6 million residential lot development property in Denver, Colorado, which was transferred to other real estate owned in December 2006. During the second quarter, the Company reached agreement to sell this property to a national homebuilder. This agreement involves the sale of the lots in phases, with the last purchase to be completed in mid 2009. In mid July, the Company received $1.1 million from the first of five takedowns and the value of the property was reduced accordingly.

Of the $7.0 million of other real estate owned acquired from Front Range, $5.7 million represents the appraised value of an 8.2 acre property in Broomfield, Colorado, purchased by Front Range in 2001 and referred to as “Heritage Place.” The Heritage Place property was under contract to be sold, however, the contract was terminated in July 2007. The Company has accepted another offer for Heritage Place for approximately $4.6 million. Pursuant to the new contract, the sale is expected to close within ninety days, which will result in a $1.1 million increase to goodwill, representing the difference between the carrying value and the contract price.

FSNM - Second Quarter Results

July 26, 2007

Page Five

The $7.0 million of facilities listed for sale relates to our decision during the quarter to sell the real estate associated with two recently closed facilities, one new branch facility built by Front Range which will not be occupied, and our decision to forego the future build out related to three parcels of vacant land previously held for future branch locations. This increase in other real estate owned did not consist of any foreclosed or repossessed assets due to the deterioration of loan relationships.

“The anticipated sale of certain loans and other real estate owned acquired from Front Range, if completed in the third quarter of this year, should substantially reduce our non-performing asset totals,” stated H. Patrick Dee, Executive Vice President and Chief Operating Officer. “The movement of various properties previously held as future branch locations to other real estate owned represents a more conservative long-term branch expansion strategy. These properties are being actively marketed, although the timing of potential sales is difficult to predict,” continued Dee.

NON-INTEREST INCOME:

	Three Months Ended June 30,
(unaudited - $ in thousands)	2007	2006	$ Change	% Change
Service charges on deposit accounts	$2,635	$1,846	$789	43%
Other banking service fees	248	242	6	2
Credit and debit card transaction fees	1,128	700	428	61
Gain (loss) on sale or call of investment securities	(12)	—	(12)	—
Check imprint income	184	135	49	36
Gain on sale of mortgage loans	1,310	1,216	94	8
Income on cash surrender value of bank-owned life insurance	956	319	637	200
Other	693	416	277	67

	$7,142	$4,874	$2,268	47%

Non-interest income for the second quarter of 2007 was $7.1 million, compared to $4.9 million for the second quarter of 2006, an increase of $2.3 million or 47%. The increase in service charges on deposit accounts is primarily due to an increase in overdraft and NSF fees and the Front Range acquisition. The increase in credit and debit card transaction fees is primarily due to increased transaction volume. The increase in income on cash surrender value of bank-owned life insurance is primarily due to the receipt of approximately $550,000 from the death benefit of an insured employee.

NON-INTEREST INCOME:

	Six Months Ended June 30,
(unaudited - $ in thousands)	2007	2006	$ Change	% Change
Service charges on deposit accounts	$4,777	$3,618	$1,159	32%
Other banking service fees	471	469	2	—
Credit and debit card transaction fees	2,015	1,327	688	52
Gain (loss) on sale or call of investment securities	30	(140)	170	(121)
Check imprint income	361	267	94	35
Gain on sale of mortgage loans	2,759	2,432	327	13
Income on cash surrender value of bank-owned life insurance	1,310	549	761	139
Other	1,309	692	617	89

	$13,032	$9,214	$3,818	41%

FSNM - Second Quarter Results

July 26, 2007

Page Six

Non-interest income for the six months ended June 30, 2007 was $13.0 million, compared to $9.2 million for the same period in 2006, an increase of $3.8 million or 41%. The increase in service charges on deposit accounts is primarily due to an increase in overdraft and NSF fees and the Front Range acquisition. The increase in credit and debit card transaction fees is primarily due to increased transaction volume. The increase in income on cash surrender value of bank-owned life insurance is primarily due to the receipt of approximately $550,000 from the death benefit of an insured employee. The increase in other non-interest income includes $132,000 of interest income on monies held in escrow for the exchange of Front Range shares for cash that is non-recurring. The increase in other non-interest income is also due to an increase in rental income and gains on sales of other real estate owned.

NON-INTEREST EXPENSE:

	Three Months Ended June 30,
(unaudited - $ in thousands)	2007	2006	$ Change	% Change
Salaries and employee benefits	$13,694	$11,039	$2,655	24%
Occupancy	3,838	2,669	1,169	44
Data processing	1,702	1,318	384	29
Equipment	2,074	1,470	604	41
Legal, accounting, and consulting	845	871	(26)	(3)
Marketing	773	983	(210)	(21)
Telephone	716	556	160	29
Supplies	338	322	16	5
Delivery	307	255	52	20
Other real estate owned	330	53	277	523
FDIC insurance premiums	76	60	16	27
Amortization of intangibles	653	325	328	101
Check imprint expense	159	185	(26)	(14)
Other	2,732	2,827	(95)	(3)

	$28,237	$22,933	$5,304	23%

Non-interest expenses were $28.2 million and $22.9 million for the quarters ended June 30, 2007 and 2006, respectively, and represent an increase of $5.3 million or 23%. The acquisition of Front Range contributed approximately $3.8 million toward the overall increase in non-interest expenses during the quarter. Of the $2.7 million increase in salaries and benefits, $1.8 million is due to the additional employees of Front Range, and includes approximately $417,000 in retention and stay bonuses for Front Range employees. The remaining increase in salaries and benefits is primarily due to normal compensation increases for job performance and an increase in incentives. In addition to the non-recurring retention and stay bonus expense, management expects a reduction in salary expense of approximately $500,000 in the third quarter of 2007, due to general staffing reductions that occurred in the second quarter. The increase in occupancy expense reflects the acquisition of Front Range, the lease of space in Phoenix for three new branches, additional administrative space in Albuquerque, a new branch in Rio Rancho, and a new branch location in Denver. The increase in equipment is primarily due to Front Range and our continued organic growth. The increase in expenses related to other real estate owned is primarily due to a write-down of a property and expenses related to other real estate owned acquired in the Front Range transaction. The increase in amortization of intangibles is due to the acquisition of Front Range.

FSNM - Second Quarter Results

July 26, 2007

Page Seven

NON-INTEREST EXPENSE:

	Six Months Ended June 30,
(unaudited - $ in thousands)	2007	2006	$ Change	% Change
Salaries and employee benefits	$25,954	$21,641	$4,313	20%
Occupancy	7,079	5,348	1,731	32
Data processing	3,250	2,571	679	26
Equipment	3,923	2,853	1,070	38
Legal, accounting, and consulting	1,466	2,088	(622)	(30)
Marketing	1,721	2,014	(293)	(15)
Telephone	1,219	939	280	30
Supplies	672	662	10	2
Delivery	594	511	83	16
Other real estate owned	516	116	400	345
FDIC insurance premiums	139	111	28	25
Amortization of intangibles	1,087	650	437	67
Check imprint expense	333	358	(25)	(7)
Other	5,225	5,160	65	1

	$53,178	$45,022	$8,156	18%

Non-interest expenses were $53.2 million and $45.0 million for the six months ended June 30, 2007 and 2006, respectively, and represent an increase of $8.2 million or 18%. The acquisition of Front Range contributed approximately $5.1 million toward the overall increase in non-interest expenses during the six months ended June 30, 2007. Of the $4.3 million increase in salaries and benefits, approximately $2.5 million is due to the additional employees of Front Range, and includes approximately $617,000 in retention and stay bonuses for Front Range employees. The remaining increase in salaries and benefits is primarily due to normal compensation increases for job performance and an increase in incentives and mortgage loan commissions. In addition to the non-recurring retention and stay bonus expense, management expects a reduction in salary expense of approximately $1.0 million over the remaining six months of 2007, due to general staffing reductions that occurred in the second quarter. The increase in occupancy expense reflects the acquisition of Front Range, the lease of space in Phoenix for three new branches, additional administrative space in Albuquerque, a new branch in Rio Rancho, and a new branch location in Denver. The increase in data processing expense is primarily due to fees related to the Front Range system conversion, an increase in ATM processing fees and an increase in expenses associated with software maintenance contracts. The increase in equipment is primarily due to Front Range and our continued organic growth. The decrease in legal, accounting and consulting expense is primarily due to expenses incurred in the six months ended June 30, 2006, for the conversion and implementation of information systems related to the acquisitions of Access Anytime Bancorp Inc. and New Mexico Financial Corporation. The increase in expenses related to other real estate owned is primarily due to a write-down of a property and expenses related to other real estate owned acquired in the Front Range transaction. The increase in amortization of intangibles is due to the acquisition of Front Range. Management expects reductions in non-interest expenses over the remainder of 2007 as efficiencies are realized from the Front Range acquisition, primarily in the areas of salaries, occupancy and data processing, as well as from staffing reductions throughout the Company that occurred in the second quarter of 2007. These reductions will be offset by increases in expenses relating to the four new branches that opened in the second quarter of 2007, and one new branch that is expected to open in the fourth quarter of 2007.

In June 2007, one New Mexico branch facility was closed. This property is included in other real estate owned and is currently listed for sale. In July 2007, two branch facilities in Colorado were closed. We expect to close two New Mexico branch facilities in the third and fourth quarters of 2007. Of the owned properties, one was sold in July 2007, and the other will be listed for sale. We are currently pursuing sub-leases for the two leased properties.

FSNM - Second Quarter Results

July 26, 2007

Page Eight

In November 2006, the FDIC adopted a new rule on the risk-based assessment system that will enable the FDIC to more closely tie each bank’s premiums to the risk it poses to the deposit insurance fund. As a result, the FDIC set new assessment rates that took effect at the beginning of 2007, which are significantly higher than the previous assessment rates. The new rulemaking allowed eligible insured depository institutions to share a one-time assessment credit pool, which offset premiums for a period of time. First Community Bank’s share of the one-time credit will be used up in the third quarter of 2007. As a result, we expect an approximate increase in FDIC insurance premium expense of approximately $300,000 in the third quarter of 2007, and an increase of approximately $400,000 in the fourth quarter of 2007, as compared to the second quarter of 2007.

In conjunction with its second quarter earnings release, First State will host a conference call to discuss these results, which will be simulcast over the Internet on Thursday, July 26, 2007 at 5:00 p.m. Eastern Time. To listen to the call and view the slide presentation, visit www.fcbnm.com, Investor Relations. The conference call will be available for replay beginning July 26, 2007 through August 08, 2007 at www.fcbnm.com, Investor Relations.

On Wednesday, July 25, 2007, First State’s Board of Directors declared a quarterly dividend of $0.09 per share. The dividend will be paid to shareholders of record on August 8, 2007, payable September 5, 2007.

First State Bancorporation is a New Mexico based commercial bank holding company (NASDAQ:FSNM). First State provides services, through its subsidiary First Community Bank, to customers from a total of 62 branches located in New Mexico, Colorado, Utah and Arizona. On Wednesday, July 26, 2007, First State’s stock closed at $17.24 per share.

The following tables provide selected information for average balances and average yields for the three and six month periods ended June 30, 2007 and June 30, 2006:

AVERAGE BALANCES:

	Three Months Ended June 30, 2007		Three Months Ended June 30, 2006
(unaudited - $ in thousands)	Average Balance	Average Yield	Average Balance	Average Yield
Loans	$2,445,915	8.74%	$1,876,182	8.50%
Investment securities	475,879	4.65%	415,457	4.47%
Interest-bearing deposits with other banks and federal funds sold	18,523	4.87%	20,587	5.63%
Total interest-earning assets	2,940,317	8.05%	2,312,226	7.75%
Total interest-bearing deposits	1,990,079	3.63%	1,603,644	3.07%
Total interest-bearing liabilities	2,506,065	3.98%	1,888,781	3.36%

Non interest-bearing demand accounts	469,377		441,484
Equity	305,253		217,437
Total assets	3,301,517		2,557,186

FSNM - Second Quarter Results

July 26, 2007

Page Nine

AVERAGE BALANCES:

	Six Months Ended June 30, 2007		Six Months Ended June 30, 2006
(unaudited - $ in thousands)	Average Balance	Average Yield	Average Balance	Average Yield
Loans	$2,314,288	8.71%	$1,832,870	8.33%
Investment securities	485,776	4.66%	442,395	4.48%
Interest-bearing deposits with other banks and federal funds sold	15,401	5.13%	20,342	5.69%
Total interest-earning assets	2,815,465	7.99%	2,295,607	7.56%
Total interest-bearing deposits	1,890,078	3.62%	1,553,919	2.92%
Total interest-bearing liabilities	2,359,081	3.96%	1,877,235	3.22%

Non interest-bearing demand accounts	455,694		436,765
Equity	308,811		214,672
Total assets	$3,141,108		$2,538,474

The following tables provide information regarding loans and deposits for the quarter ended June 30, 2007 and 2006, and the year ended December 31, 2006:

LOANS:

(unaudited - $ in thousands)	June 30, 2007		December 31, 2006		June 30, 2006
Commercial	$329,161	13.3%	$295,566	14.5%	$253,942	13.3%
Real estate—commercial	883,843	35.8%	714,086	35.0%	765,085	39.9%
Real estate—one- to four-family	254,553	10.3%	217,247	10.6%	234,120	12.2%
Real estate—construction	888,469	36.0%	733,333	35.9%	583,073	30.3%
Consumer and other	55,898	2.3%	55,647	2.7%	59,499	3.1%
Mortgage loans available for sale	19,987	0.8%	25,728	1.3%	22,968	1.2%
Other loans available for sale	37,928	1.5%	—	—	—	—

Total	$2,469,839	100.0%	$2,041,607	100.0%	$1,918,687	100.0%

DEPOSITS:

(unaudited - $ in thousands)	June 30, 2007		December 31, 2006		June 30, 2006
Non-interest bearing	$496,202	20.0%	$447,172	21.1%	$451,353	21.7%
Interest-bearing demand	342,092	13.8%	322,717	15.2%	332,385	16.0%
Money market savings accounts	336,698	13.5%	222,263	10.5%	250,738	12.1%
Regular savings	121,486	4.9%	107,812	5.1%	110,233	5.3%
Certificates of deposit less than $100,000	472,184	19.0%	386,626	18.2%	398,849	19.2%
Certificates of deposit greater than $100,000	716,110	28.8%	634,334	29.9%	535,440	25.7%

Total	$2,484,772	100.0%	$2,120,924	100.0%	$2,078,998	100.0%

FSNM - Second Quarter Results

July 26, 2007

Page Ten

Certain statements in this news release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). The discussions regarding our growth strategy, expansion of operations in our markets, acquisitions, competition, loan and deposit growth, timing of new branch openings and consolidations, and response to consolidation in the banking industry include forward-looking statements. Other forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statement. Some factors include changes in interest rates, local business conditions, government regulations, loss of key personnel or inability to hire suitable personnel, successful integration of Front Range into our business, faster or slower than anticipated growth, economic conditions, our competitors’ responses to our marketing strategy, and competition in the geographic and business areas in which we conduct our operations. Other factors are described in First State’s filings with the Securities and Exchange Commission. First State is under no obligations to update any forward-looking statements.

First State’s news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State’s website at www.fcbnm.com.